Exhibit 10.25

Compensatory Arrangements with Certain Executive Officers

Set forth below are the 2006 salaries of the named executive officers and the discretionary cash bonuses paid to the named executive officers for performance in 2005:

Name and Title	Salary for Fiscal 2006	Cash Bonus for Fiscal 2005(1)

Peter M. Carlino Chairman and Chief Executive Officer	$1,400,000	$1,000,000

Kevin G. DeSanctis President and Chief Operating Officer	$1,000,000	$850,000

Leonard M. DeAngelo Executive Vice President of Operations	$585,000	$500,000

William J. Clifford Senior Vice President-Finance and Chief Financial Officer	$585,000	$500,000

Jordan B. Savitch Senior Vice President and General Counsel	$390,000	$260,000

(1)                                  The bonuses granted were based on the Company’s overall performance, including its earnings, in 2005 and well as the executives’ individual performance in 2005.